EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2010, with respect to the consolidated financial statements included in the Annual Report of Evolving Systems, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Evolving Systems, Inc. on Forms S-3 (File No. 323-122476, effective February 2, 2005, and File No. 333-112082, effective January 22, 2004) and on Forms S-8 (File No. 333-144852, effective July 25, 2007, File No. 333-141527, effective March 23, 2007, File No. 333-116085, effective June 2, 2004, File No. 333-103655, effective March 7, 2003, File No. 333-89438, effective May 31, 2002, File No. 333-61446, effective May 23, 2001, File No. 333-82473, effective July 8, 1999, File No. 333-60779, effective August 6, 1998, and File No. 333-58285, effective July 1, 1998).

GRANT THORNTON LLP

Denver, Colorado

March 8, 2010